                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------------------------
                                                    1998         1999         2000         2001         2002
                                                  ---------    ---------    ---------    ---------    ---------
Earnings:
  Pre-tax income from continuing operations ..    $  50,989    $  79,080    $  73,089    $  34,382    $  88,713
  Fixed charges ..............................       26,338       94,277      127,575      118,743       99,324
  Less: Preferred stock dividends ............       (3,234)      (4,144)      (4,144)      (4,144)      (4,144)
  Less: Capitalized interest .................         (262)          --           --           --           --
     Net fixed charges .......................       22,842       90,133      123,431      114,599       95,180
                                                  ---------    ---------    ---------    ---------    ---------
EARNINGS .....................................    $  73,831    $ 169,213    $ 196,520    $ 148,981    $ 183,893
                                                  =========    =========    =========    =========    =========

FIXED CHARGES:
  Interest expense ...........................    $  20,267    $  81,046    $ 111,929    $ 100,514    $  83,908
  Preferred stock dividends ..................        3,234        4,144        4,144        4,144        4,144
  Capitalized interest .......................          262           --           --           --           --
  Amortization of debt costs .................          865        4,930        6,254        6,689        5,255
  Interest factor of rental expense ..........        1,710        4,157        5,248        7,396        6,017
                                                  ---------    ---------    ---------    ---------    ---------
  TOTAL FIXED CHARGES ........................    $  26,338    $  94,277    $ 127,575    $ 118,743    $  99,324
                                                  =========    =========    =========    =========    =========
RATIO OF EARNINGS TO FIXED CHARGES ...........          2.8          1.8          1.5          1.3          1.9
                                                  =========    =========    =========    =========    =========
